UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): March 20, 2008 (March 14, 2008)

HOLLY CORPORATION
(Exact name of Registrant as specified in its charter)

Delaware	001-03876	75-1056913
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

100 Crescent Court, Suite 1600 Dallas, Texas (Address of principal executive offices)		75201-6915 (Zip code)
Registrant’s telephone number, including area code: (214) 871-3555
Not applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
     On March 14, 2008, Holly Corporation (the “Borrower”) entered into an Amended and Restated Credit Agreement (the “Credit Agreement”) with Bank of America, N.A., as administrative agent and L/C issuer, PNC Bank, National Association and Guaranty Bank, as co-documentation agents, Union Bank of California, N.A. and Compass Bank, as co-syndication agents, and certain other lenders from time to time party thereto. The Credit Agreement amends and restates the existing senior secured credit agreement of the Borrower in its entirety.
     The Credit Agreement provides for a five-year senior secured revolving credit facility that may be used for revolving credit loans and letters of credit from time to time in an initial maximum principal amount not to exceed $175 million. The Credit Agreement is available to fund capital expenditures, acquisitions and for working capital and general corporate purposes.
     The Borrower has the right to request an increase in the maximum amount of the Credit Agreement of $125 million, which would bring the maximum amount of the Credit Agreement to a total of $300 million. The request will become effective if (a) certain customary conditions specified in the Credit Agreement are met and (b) one or more existing lenders under the Credit Agreement or other financial institutions approved by the administrative agent commit to lend the increased amounts under the Credit Agreement.
     The Borrower’s obligations under the Credit Agreement are secured by the inventory and accounts receivable of the Borrower and its wholly-owned subsidiaries designated as Restricted Subsidiaries in the Credit Agreement. Indebtedness under the Credit Agreement is recourse to the Borrower and guaranteed by the wholly-owned subsidiaries of the Borrower designated as Restricted Subsidiaries in the Credit Agreement.
     The Borrower may prepay all loans at any time without penalty, except for payment of certain breakage and related costs.
     Indebtedness under the Credit Agreement bears interest, at the Borrower’s option, at either (a) the reference rate as announced by the administrative agent plus an applicable margin (ranging from 0.25% to 1.00%) or (b) at a rate equal to the London Interbank Offered Rate plus an applicable margin (ranging from 1.25% to 2.00%). In each case, the applicable margin is based upon the ratio (the “Leverage Ratio”) of our consolidated indebtedness (as defined in the Credit Agreement) to EBITDA (earnings before interest, taxes, depreciation and amortization, as defined in the Credit Agreement) for a given period. The Borrower incurs a commitment fee on the unused portion of the Credit Agreement at a rate ranging from 0.30% to 0.50% based upon the Leverage Ratio for the four most recently completed fiscal quarters. At March 31, 2008, we are subject to the 0.30% rate on the $175,000,000 of the unused commitment on the Credit Agreement. The Credit Agreement matures on March 14, 2013. At that time, the Credit Agreement will terminate and all outstanding amounts thereunder will be due and payable.
     The Credit Agreement imposes certain requirements, including: limitations on investments (including distributions to Unrestricted Subsidiaries (as defined in the Credit Agreement)); limitations on our ability to incur debt, make loans, acquire other companies, change the nature of our business, enter a merger or consolidation, or sell assets; and covenants that require maintenance of a specified Leverage Ratio and a specified EBITDA to interest expense ratio.
     Upon the occurrence, and during the continuance, of an event of default, including but not limited to nonpayment of principal when due, failure to perform or observe certain terms, covenants or agreements under the Credit Agreement, and certain defaults of other indebtedness, the administrative agent may terminate the obligation of the lenders under the Credit Agreement to make advances and issue letters of credit and declare any outstanding obligations under the Credit Agreement immediately due and payable. In addition, in the event of insolvency (as defined in the Credit Agreement), the obligation of each lender to make advances and issue letters of credit shall automatically terminate and any outstanding obligations under the Credit Agreement shall immediately become due and payable.
     The foregoing description of the Credit Agreement does not purport to be a complete statement of the parties’ rights and obligations under the Credit Agreement and the transactions contemplated by the Credit Agreement. The foregoing description of the Credit Agreement is qualified in its entirety by reference to the Credit Agreement, a copy of which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

10.1	—	Amended and Restated Credit Agreement dated March 14, 2008, between Holly Corporation, Bank of America, N.A., as administrative agent and L/C issuer, PNC Bank, National Association and Guaranty Bank, as co-documentation agents, Union Bank of California, N.A. and Compass Bank, as co-syndication agents, and certain other lenders from time to time party thereto.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

HOLLY CORPORATION
By:	/s/ Bruce R. Shaw
Bruce R. Shaw
Senior Vice President and Chief Financial Officer

Date: March 20, 2008

EXHIBIT INDEX

Exhibit
Number		Exhibit Title

10.1	—	Amended and Restated Credit Agreement dated March 14, 2008, between Holly Corporation, Bank of America, N.A., as administrative agent and L/C issuer, PNC Bank, National Association and Guaranty Bank, as co-documentation agents, Union Bank of California, N.A. and Compass Bank, as co-syndication agents, and certain other lenders from time to time party thereto.